Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally Goff
Chief Executive Officer	Chief Financial Officer
(714) 688-7200	(714) 688-7200

DDi Corp. Announces Fourth Quarter and Full Year 2007 Results

ANAHEIM, Calif., February 13, 2008 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its fourth quarter and year ended December 31, 2007.

Fourth Quarter Results

Fourth quarter 2007 net sales increased 4 percent both sequentially and year over year to $45.2 million compared to $43.3 million in both the third quarter of 2007 and the fourth quarter of 2006.

Gross margin for the fourth quarter of 2007 was 17.4 percent of net sales compared to 17.9 percent of net sales in the third quarter. Gross margin decreased year over year from 19.6 percent in the fourth quarter of 2006 primarily due to higher material costs.

Total sales and marketing expenses for the fourth quarter of 2007 were $2.8 million, or 6.2 percent of net sales, down sequentially from $3.0 million, or 6.9 percent of net sales, in the third quarter of 2007 and down year over year from $3.1 million, or 7.1 percent of net sales, for the fourth quarter of 2006.

Total general and administrative expenses for the fourth quarter of 2007 decreased sequentially to $3.3 million, or 7.3 percent of net sales compared to $3.5 million, or 8.0 percent of net sales, for the third quarter of 2007, and were down year over year from $4.0 million, or 9.1 percent of net sales in the fourth quarter of 2006.

Adjusted EBITDA (which excludes non-cash compensation and restructuring charges) for the fourth quarter 2007 was $5.1 million, or 11.4 percent of net sales, a sequential improvement over the adjusted EBITDA in the third quarter of $4.3 million, or 10.0 percent of net sales, and also improved year over year compared to adjusted EBITDA of $4.3 million, or 9.9 percent of net sales for the fourth quarter of 2006.

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “I am pleased with our continued progress. The fourth quarter was marked by not only increasing sales, but also by an increase in customer qualification visits to our facilities and the announcement of new technologies such as the DDi Flat-Wrap™ and Next Gen SMV™ capabilities.”

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

“All this continues to support our deepening customer relationships and their reliance on DDi as the PCB partner for mission critical requirements. Further, the fourth quarter’s operating expense reductions also reflect our continued efforts to ensure all costs efficiently meet customer and shareholder requirements. Going into 2008, we see strong customer demand and anticipate solid growth in our operating performance,” Williams added.

The Company reported a net loss of $285,000 for the fourth quarter of 2007 compared sequentially to breakeven in the third quarter and a net loss of $95,000 for the fourth quarter of 2006 due to an increase in income tax expense. Pretax income was $288,000 for the fourth quarter compared to a pretax loss of $262,000 in the third quarter and a pretax loss of $331,000 in the fourth quarter of 2006. Net loss applicable to common shareholders was $285,000, or $0.01 loss per share, for the fourth quarter of 2007 compared to breakeven, or $0.00 per share in the third quarter and a net loss applicable to common shareholders of $11.1 million, or $0.50 loss per share for the fourth quarter of 2006. Included in fourth quarter 2006 net loss applicable to common stockholders and the loss per share calculation was $11.0 million of Series B dividends and non-cash accretion and redemption charges.

2007 Full Year Results

The Company reported 2007 net sales of $181.1 million compared to $198.1 million in 2006 which included the divested assembly business which represented approximately $24 million in sales last year. PCB sales increased 4 percent compared to PCB sales in 2006.

Gross margin for 2007 improved slightly to 19.3 percent of net sales from 19.1 percent of net sales in 2006 which included the assembly business. Excluding the impact of the assembly business, PCB gross margin decreased from 20.5 percent of net PCB sales in 2006 primarily due to higher material costs.

Total sales and marketing expenses for 2007 were $12.2 million, or 6.7 percent of net sales, down from $15.2 million, or 7.7 percent of net sales, in 2006. The decrease is primarily due to the elimination of sales and marketing costs associated with the divested assembly business and a more efficient sales strategy which changed the mix between direct and indirect sales resources and resulted in lower commission expense.

Total general and administrative expenses for 2007 were $14.5 million, or 8.0 percent of net sales, essentially flat on a dollar basis but slightly higher as a percentage of sales, compared to $14.5 million, or 7.3 percent of net sales for 2006. While administrative expenses related to the assembly business were eliminated and we had other cost reductions such as in legal fees, Sarbanes Oxley compliance costs, headcount and payroll costs, and management incentive bonus compensation, these decreases were offset by higher non-cash compensation expense related to stock options and restricted stock.

Adjusted EBITDA (which excludes non-cash compensation and restructuring charges) for 2007 was $20.5 million, or 11.3 percent of net sales, a 4 percent improvement over the adjusted EBITDA (excluding non-cash compensation, restructuring charges, legal reserve and loss on sale of assembly) in 2006 of $19.8 million, or 10.0 percent of net sales.

The Company reported net income of $688,000 for 2007 compared to a net loss of $7.2 million for 2006. Net income applicable to common shareholders was $688,000, or $0.03 per diluted share

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

for 2007 compared to a net loss applicable to common stockholders of $23.7 million, or $1.21 loss per share for 2006. Included in the 2006 net loss applicable to common stockholders and the loss per share calculation was $16.4 million of Series B dividends and non-cash accretion and redemption charges.

Liquidity

As of December 31, 2007, DDi had total cash and cash equivalents of $20.4 million and no borrowings outstanding under its revolving credit facility which had a borrowing capacity of approximately $16 million.

The Company repurchased 304,453 shares of its common stock at an average price of $6.13 per share plus commissions during the second half of 2007 for a total cash outlay of approximately $1.9 million.

The Company made capital expenditures in the three and twelve months ended December 31, 2007 of $1.6 million and $7.0 million, respectively.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss fourth quarter and full year 2007 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through February 20, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 64720964. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Dec. 31, 2007	Qtr. Ended Dec. 31, 2006	Qtr. Ended Sep. 30, 2007
Net sales	$45,184	$43,277	$43,290
Cost of goods sold	37,309	34,812	35,562

Gross profit	7,875	8,465	7,728
	17.4%	19.6%	17.9%
Operating expenses:
Sales and marketing	2,779	3,060	2,976
General and administrative	3,294	3,956	3,471
Amortization of intangible assets	1,340	1,295	1,339
Restructuring and other related charges	313	148	124

Operating income (loss)	149	6	(182)
Interest and other expense (income), net	(139)	337	80

Income (loss) before income taxes	288	(331)	(262)
Income tax expense (benefit)	573	(236)	(268)

Net income (loss)	$(285)	$(95)	$6

Less: Series B preferred stock dividends, accretion and repurchase charge	—	(11,021)	—

Net income (loss) applicable to common stockholders	$(285)	$(11,116)	$6

Net income (loss) per share applicable to common stockholders – basic	$(0.01)	$(0.50)	$0.00
Net income (loss) per share applicable to common stockholders – diluted	$(0.01)	$(0.50)	$0.00
Weighted-average shares used in per share computations – basic	22,422	22,045	22,571
Weighted-average shares used in per share computations – diluted	22,422	22,045	22,624

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Year Ended Dec. 31, 2007	Year Ended Dec. 31, 2006
Net sales	$181,054	$198,115
Cost of goods sold	146,195	160,188

Gross profit	34,859	37,927
	19.3%	19.1%
Operating expenses:
Sales and marketing	12,207	15,228
General and administrative	14,468	14,543
Amortization of intangible assets	5,358	4,744
Loss on sale of assembly business	—	4,544
Litigation reserve	—	1,727
Restructuring and other related charges	646	1,140

Operating income (loss)	2,180	(3,999)
Interest and other expense, net	507	1,406

Income (loss) before income taxes	1,673	(5,405)
Income tax expense	985	1,828

Net income (loss)	$688	$(7,233)

Less: Series B preferred stock dividends, accretion and repurchase charge	—	16,419

Net income (loss) applicable to common stockholders	$688	$(23,652)

Net income (loss) per share applicable to common stockholders – basic	$0.03	$(1.21)
Net income (loss) per share applicable to common stockholders – diluted	$0.03	$(1.21)
Weighted-average shares used in per share computations – basic	22,551	19,623
Weighted-average shares used in per share computations – diluted	22,594	19,623

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

DDi Corp.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$20,445	$15,920
Accounts receivable, net	26,411	24,593
Inventories	13,696	14,559
Prepaid expenses and other	657	1,146

Total current assets	61,209	56,218
Property, plant and equipment, net	28,503	31,162
Goodwill and intangible assets, net	46,115	51,696
Other assets	950	535

Total assets	$136,777	$139,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,024	$12,884
Accrued expenses and other current liabilities	10,139	12,104

Total current liabilities	21,163	24,988
Other long-term liabilities	4,449	5,056

Total liabilities	25,612	30,044

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	241,086	240,379
Accumulated other comprehensive income	471	268
Accumulated deficit	(130,392)	(131,080)

Total stockholders’ equity	111,165	109,567

Total liabilities and stockholders’ equity	$136,777	$139,611

DDi Corp. Fourth Quarter and Fiscal 2007 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Dec. 31, 2007	Qtr. Ended Dec. 31, 2006	Qtr. Ended Sep. 30, 2007
Adjusted EBITDA:
GAAP net income (loss)	$(285)	$(95)	$6
Add back:
Interest and other expense (income), net	(139)	337	80
Income tax expense (benefit)	573	(236)	(268)
Depreciation	2,737	2,335	2,498
Amortization of intangible assets	1,340	1,295	1,339
Non-cash compensation	604	496	548
Restructuring and other related charges	313	148	124

Adjusted EBITDA **	$5,143	$4,280	$4,327

	Year Ended Dec. 31, 2007	Year Ended Dec. 31, 2006
Adjusted EBITDA:
GAAP net income (loss)	$688	$(7,233)
Add back:
Interest and other expense, net	507	1,406
Income tax expense	985	1,828
Depreciation	10,012	9,848
Amortization of intangible assets	5,358	4,744
Loss on sale of assembly business	—	4,544
Non-cash compensation	2,302	1,547
Officer’s severance	—	240
Restructuring and other related charges	646	1,140
Litigation reserve	—	1,727

Adjusted EBITDA **	$20,498	$19,791

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and if applicable, officer’s severance, litigation reserves, loss on sale of assembly business, and restructuring and other related charges